                                                                     EXHIBIT 5.2



AFC Enterprises, Inc.
Six Concourse Parkway
Suite 1700
Atlanta, Georgia 30328

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as special Minnesota counsel to AFC Enterprises, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") relating to the issuance and sale by the Company of up to 3,136,328 shares of Common Stock, $0.01 par value, of the Company, and the sale by selling shareholders of up to 7,644,922 shares of Common Stock).

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for a price per share not less than the par value per share of the Common Stock.

     Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the selling shareholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable, and the shares of Common Stock to be sold by the Company have been duly authorized and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

AFC Enterprises, Inc.
February 28, 2001
Page 2


     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent, except that Riordan & McKinzie may rely on the foregoing opinions as to matters of Minnesota law in rendering their opinion regarding the validity of the shares of Common Stock to be sold pursuant to the Registration Statement.

Dated:  March 6, 2001
                              Very truly yours,

                              /s/ Dorsey & Whitney LLP


JTK